CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement No. 333-165395 on Form N-4 of our report dated April 19, 2010 relating to the financial statements of each of the portfolios of Separate Account 49 of AXA Equitable Life Insurance Company for the year ended December 31, 2009, and of our report dated March 10, 2010 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2009. We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Prospectus. We also consent to the reference to us under the heading "Custodian and Independent Registered Public Accounting Firm" in the Statement of Additional Information.



/s/PricewaterhouseCoopers LLP
New York, New York
September 13, 2010